Exhibit 99.1

Kiniksa Pharmaceuticals Reports Third Quarter 2026 Financial Results and Recent Portfolio Execution

– ARCALYST® (rilonacept) Q3 2026 net product revenue of $286.0 million, representing ~58% year-over-year growth –

– ARCALYST 2026 expected net product revenue increased to $1.045 - $1.050 billion –

– KPL-387 pivotal Phase 3 data expected in 2H 2027 –

– Conference call and webcast scheduled for 8:30 am ET today –

London – October 27, 2026 – Kiniksa Pharmaceuticals International, plc (Nasdaq: KNSA) (Kiniksa), a biopharmaceutical company developing and commercializing novel therapies for diseases with unmet need, with a focus on cardiovascular indications, today reported third quarter 2026 financial results and recent portfolio execution.

“Kiniksa continues to build a leading IL-1α and IL-1β inhibition franchise, driven by the commercialization of ARCALYST in recurrent pericarditis. In the third quarter, strong commercial execution led to gains in patient and physician adoption, resulting in revenue of $286.0 million and positioning ARCALYST to achieve blockbuster status this year,” said Sanj K. Patel, Chairman & Chief Executive Officer of Kiniksa. “Our robust financial position supports continued investment in value creation through ARCALYST, KPL-387, and KPL-1161. We now expect 2026 ARCALYST net sales of between $1.045 and $1.050 billion, up from our previous range of between $980 and $995 million. Additionally, we continue to enroll and dose patients in PASTORALE, the pivotal Phase 3 trial of KPL-387 evaluating once monthly subcutaneous dosing. We expect data in the second half of 2027, with the goal of bringing this important treatment option to patients in the 2028/2029 timeframe. We remain on track to initiate a Phase 1 trial of KPL-1161 by the end of this year.”

Portfolio Execution

ARCALYST (IL-1α and IL-1β cytokine trap)

●ARCALYST net product revenue was $286.0 million for the third quarter of 2026.
●As of the end of the third quarter of 2026, approximately 23% of the 14,000 annual multiple-recurrence patients were actively on ARCALYST treatment.
●Since launch, more than 5,450 prescribers have written ARCALYST prescriptions for recurrent pericarditis.

●	As of the end of the third quarter of 2026, average total duration of ARCALYST therapy in recurrent pericarditis was approximately 3 years, in line with the median duration of disease.

KPL-387 (monoclonal antibody IL-1 receptor antagonist)

●	Kiniksa is enrolling and dosing patients in the Phase 3 pivotal trial of KPL-387 in recurrent pericarditis, PASTORALE, and expects data in the second half of 2027.
●	Kiniksa is also conducting a supplemental Phase 2 Transition to KPL-387 Monotherapy Dosing and Administration Study evaluating the transition of patients from standard therapies to KPL-387 monotherapy.

KPL-1161 (Fc-modified monoclonal antibody IL-1 receptor antagonist)

●	Kiniksa expects to initiate a Phase 1 first-in-human clinical trial of KPL-1161 with a target profile of quarterly subcutaneous (SC) dosing by the end of 2026.

Financial Results

●	Total revenue for the third quarter of 2026 was $286.0 million, compared to $180.9 million for the third quarter of 2025.
●	Total operating expenses for the third quarter of 2026 were $231.7 million, compared to $156.8 million for the third quarter of 2025, and comprised the following:
—	Cost of Goods Sold (COGS) expenses of $27.8 million, compared to $20.3 million for the third quarter of 2025. The increase in COGS expenses was primarily due to costs associated with increased sales of ARCALYST.
—	Collaboration expenses of $105.8 million, compared to $63.3 million for the third quarter of 2025. Collaboration expenses are driven primarily by ARCALYST collaboration profitability.
—	Research and Development (R&D) expenses of $32.8 million, compared to $24.2 million for the third quarter of 2025. The increase in R&D expenses was primarily due to increased KPL-387 clinical activity.
—	Selling, General, and Administrative (SG&A) expenses of $65.4 million, compared to $49.1 million for the third quarter of 2025. The increase in SG&A expenses was primarily due to investment associated with the commercialization of ARCALYST.
—	Total operating expenses for the third quarter of 2026 included $13.1 million in non-cash, share-based compensation expense, compared to $10.1 million for the third quarter of 2025.
●	Net income for the third quarter of 2026 was $47.3 million, compared to $18.4 million for the third quarter of 2025.
●	As of September 30, 2026, Kiniksa had $568.8 million of cash, cash equivalents, and short-term investments and no debt.

Financial Guidance

●	Kiniksa expects 2026 ARCALYST net product revenue of between $1.045 billion and $1.050 billion, compared to prior guidance of between $980 million and $995 million.

●	Kiniksa expects 2026 R&D expenses of between $160 million and $170 million and 2026 SG&A expenses of between $270 million and $280 million.
●	Kiniksa expects its current operating plan to remain cash flow positive on an annual basis.

Conference Call Information

●	Kiniksa will host a conference call and webcast at 8:30 a.m. Eastern Time on Tuesday, October 27, 2026, to discuss third quarter 2026 financial results and recent portfolio execution.
●	Individuals interested in participating in the call via telephone may register here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. To access the webcast, please visit the Investors and Media section of Kiniksa’s website. A replay of the event will also be available on Kiniksa’s website within approximately 48 hours after the event.

About Kiniksa

Kiniksa is a biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating diseases by discovering, acquiring, developing, and commercializing novel therapies for diseases with unmet need, with a focus on cardiovascular indications. Kiniksa’s portfolio of assets is based on strong biologic rationale or validated mechanisms and offers the potential for differentiation. For more information, please visit www.kiniksa.com.

About ARCALYST

ARCALYST is a weekly, subcutaneously injected recombinant dimeric fusion protein that blocks interleukin-1 alpha (IL-1α) and interleukin-1 beta (IL-1β) signaling. ARCALYST was discovered by Regeneron Pharmaceuticals, Inc. (Regeneron) and is approved by the U.S. Food and Drug Administration (FDA) for recurrent pericarditis, cryopyrin-associated periodic syndromes (CAPS), including Familial Cold Autoinflammatory Syndrome and Muckle-Wells Syndrome, and deficiency of IL-1 receptor antagonist (DIRA). The FDA granted Breakthrough Therapy designation to ARCALYST for the treatment of recurrent pericarditis in 2019 and Orphan Drug exclusivity to ARCALYST in 2021 for the treatment of recurrent pericarditis and reduction in risk of recurrence in adults and pediatric patients 12 years and older. The European Commission granted Orphan Drug Designation to ARCALYST for the treatment of idiopathic pericarditis in 2021.

IMPORTANT SAFETY INFORMATION ABOUT ARCALYST

●	ARCALYST may affect your immune system and can lower the ability of your immune system to fight infections. Serious infections, including life-threatening infections and death, have happened in patients taking ARCALYST. If you have any signs of an infection, call your doctor right away. Treatment with ARCALYST should be stopped if you get a serious infection. You should not begin treatment with ARCALYST if you have an infection or have infections that keep coming back (chronic infection).

●	While taking ARCALYST, do not take other medicines that block interleukin-1, such as Kineret® (anakinra), or medicines that block tumor necrosis factor, such as Enbrel® (etanercept), Humira® (adalimumab), or Remicade® (infliximab), as this may increase your risk of getting a serious infection.
●	Talk with your doctor about your vaccine history. Ask your doctor whether you should receive any vaccines before you begin treatment with ARCALYST.
●	Medicines that affect the immune system may increase the risk of getting cancer.
●	Stop taking ARCALYST and call your doctor or get emergency care right away if you have any symptoms of an allergic reaction.
●	Your doctor will do blood tests to check for changes in your blood cholesterol and triglycerides.
●	Common side effects include injection-site reactions (which may include pain, redness, swelling, itching, bruising, lumps, inflammation, skin rash, blisters, warmth, and bleeding at the injection site), upper respiratory tract infections, joint and muscle aches, rash, ear infection, sore throat, and runny nose.

For more information about ARCALYST, talk to your doctor and see the Product Information.

About KPL-387

KPL-387 is an independently developed, investigational, fully human immunoglobulin G2 (IgG2) monoclonal antibody that binds human interleukin-1 receptor 1 (IL-1R1), inhibiting the signaling of the cytokines IL-1α and IL-1β. Kiniksa believes KPL-387 could expand the treatment options for recurrent pericarditis patients by potentially enabling dosing with a single monthly SC self-injection in a liquid formulation. In October 2025, the FDA granted Orphan Drug Designation to KPL-387 for the treatment of pericarditis.

About PASTORALE

PASTORALE is a double-blind, placebo controlled, randomized withdrawal (RW) study enrolling up to approximately 85 patients with recurrent pericarditis. In the first period, a single-blind run-in (RI), all participants will receive KPL-387 while conventional oral pericarditis medications are weaned and discontinued. Participants achieving Clinical Response in the RI period will then be randomized in a 1:1 ratio to receive either KPL-387 300 mg SC once-monthly or placebo in an event-driven, double-blind, RW period. The primary efficacy endpoint is time to first-adjudicated pericarditis recurrence during the RW period. Participants in the RW period may be eligible to enter a long-term extension.

About KPL-1161

KPL-1161 is an independently developed, investigational, Fc-modified IgG2 monoclonal antibody that binds IL-1R1, inhibiting the signaling of the cytokines IL-1α and IL-1β, with a target profile of quarterly SC dosing. Kiniksa is currently engaging in preclinical development activities for KPL-1161.

Forward-Looking Statements

This press release contains forward-looking statements. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding: our expectation that ARCALYST will achieve blockbuster status in 2026 with net product revenue between $1.045 billion and $1.050 billion; our expectation to have data from our pivotal Phase 3 trial of KPL-387 in recurrent pericarditis in the second half of 2027; our expectation to begin commercialization of KPL-387 in 2028 or 2029; our belief that we are on track to initiate a Phase 1 first-in-human clinical trial of KPL-1161 by the end of 2026; the target profiles for our product candidates, including a once-monthly subcutaneous dosing profile for KPL-387 and a once-quarterly subcutaneous dosing profile for KPL-1161; our expectations that 2026 annual R&D expenses will be between $160 million and $170 million and that 2026 annual SG&A expenses will be between $270 million and $280 million; our expectation that our current operating plan will remain cash flow positive on an annual basis; our beliefs about the mechanisms of our assets and potential impact of their approach; statements regarding our belief about the future of our commercial opportunities; and our belief that our portfolio of assets offers the potential for differentiation.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: delays or difficulty in enrollment of patients in, and activation or continuation of sites for, our clinical trials; delays or difficulty in completing our clinical trials as originally designed; potential for changes between final data and any preliminary, interim, top-line or other data from clinical trials, including the data from our ongoing clinical trials of KPL-387 in recurrent pericarditis; our inability to replicate results from our earlier clinical trials or studies; impact of additional data from us or other companies, including the potential for our data to produce negative, inconclusive or commercially uncompetitive results; our reliance on third parties to conduct research, clinical trials, and/or certain regulatory activities for our product candidates; complications in coordinating requirements, regulations and guidelines of regulatory authorities across jurisdictions for our clinical trials; potential undesirable side effects caused by our products and product candidates; our inability to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities; potential for applicable regulatory authorities to not accept our filings, delay or deny approval of any of our product candidates or require additional data or trials to support approval; our reliance on third parties as the sole source of supply of the drug substance and drug product used in our products and product candidates; raw material, important ancillary product and drug substance and/or drug product shortages; business development activities and their impact on our financial performance and strategy; changes in our operating plan, business development strategy or funding requirements; existing or new competition; current and future healthcare reforms, including those affecting the delivery of or payment for healthcare products and services; and the impact of global economic policy, including any uncertainty in national and international markets.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission, including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST® is a registered trademark of Regeneron Pharmaceuticals, Inc.

Every Second Counts! ®

Kiniksa Investor & Media Contact

Jonathan Kirshenbaum

(781) 829-3949

jkirshenbaum@kiniksa.com

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC
SELECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$285,970	$180,855	$743,836	$475,437
License and collaboration revenue	—	—	—	—
Total revenue	285,970	180,855	743,836	475,437
Costs and operating expenses:
Cost of goods sold	27,759	20,257	72,127	56,728
Collaboration expenses	105,828	63,307	269,474	159,515
Research and development	32,786	24,166	101,160	62,244
Selling, general and administrative	65,361	49,104	190,378	139,497
Total operating expenses	231,734	156,834	633,139	417,984
Income from operations	54,236	24,021	110,697	57,453
Other income, net	4,821	3,136	12,186	8,146
Income before income taxes	59,057	27,157	122,883	65,599
Provision for income taxes	(11,712)	(8,722)	(27,514)	(20,793)
Net income	$47,345	$18,435	$95,369	$44,806
Net income per share attributable to ordinary shareholders—basic	$0.61	$0.25	$1.23	$0.61
Net income per share attributable to ordinary shareholders—diluted	$0.56	$0.23	$1.14	$0.57
Weighted average ordinary shares outstanding—basic	78,192,603	74,714,846	77,435,077	73,605,690
Weighted average ordinary shares outstanding—diluted	84,920,060	80,035,400	83,713,015	78,027,370

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	As of
	June 30,	December 31,
	2026	2025

Cash, cash equivalents, and short-term investments	$ 568,758	$ 414,074
Working capital	558,244	387,993
Total assets	983,243	763,633
Accumulated deficit	(366,769)	(462,138)
Total shareholders' equity	710,193	567,606